Exhibit 3.6

COLE CREDIT PROPERTY TRUST V, INC.

ARTICLES OF AMENDMENT

Cole Credit Property Trust V, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by adding the following definitions to Article IV of the Charter:

Dealer Manager Fee. The term “Dealer Manager Fee” shall mean the dealer manager fee payable to the Dealer Manager for serving as the dealer manager for an Offering and reallowable to Soliciting Dealers with respect to Shares sold by them, as described in the Prospectus, as may be amended from time to time.

Distribution Fee. The term “Distribution Fee” shall mean the distribution and stockholder servicing fee payable to the Dealer Manager as additional compensation for serving as the dealer manager for an Offering and reallowable to Soliciting Dealers with respect to Shares sold by them, as described in the Prospectus, as may be amended from time to time.

Total Corporation-Level Underwriting Compensation. The term “Total Corporation-Level Underwriting Compensation” shall mean all Dealer Manager Fees, Selling Commissions, Distribution Fees and any other items deemed underwriting compensation pursuant to Rule 2310 of the Financial Industry Regulatory Authority, Inc. paid by the Corporation to the Dealer Manager or to Soliciting Dealers with respect to an Offering.

SECOND: The Charter is hereby further amended by deleting the existing definition of “Roll-Up Transaction” in Article IV of the Charter in its entirety and substituting in lieu thereof the following definition to read as follows:

“Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:

(a) a transaction involving securities of the Corporation that have been Listed for at least twelve months; or

(b) a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i) voting rights of the holders of Common Shares;
(ii) the term of existence of the Corporation;
(iii) Sponsor or Advisor compensation; or
(iv) the Corporation’s investment objectives.”

THIRD: The Charter is hereby further amended by deleting the existing definition of “Average Invested Assets” in Article IV of the Charter in its entirety and substituting in lieu thereof the following definition to read as follows:

“Average Invested Assets. The term “Average Invested Assets” shall mean the average of the aggregate book value of the Assets invested, directly or indirectly, in equity interests in and loans secured by real estate, before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.”

FOURTH: The Charter is hereby further amended by deleting the existing clause (c) in Article XIV of the Charter in its entirety and substituting in lieu thereof the following definition to read as follows:

“(c) that would result in the holders of Common Shares having voting rights in a Roll-Up Entity that are less than the rights provided for in Sections 11.1, 11.2 and 11.3 hereof;”

FIFTH: The Charter is hereby further amended by adding a new Section 5.2.5 to Article V of the Charter as follows:

Section 5.2.5    Conversion of Class T Common Shares. Each Class T Common Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into such number of Class A Common Shares equal to the product of each Class T Common Share to be converted and a fraction, the numerator of which is the Net Asset Value per Class T Common Share (including any reduction for Distribution Fees as described in the Prospectus, as may be amended from time to time) and the denominator of which is the Net Asset Value per Class A Common Share, on the earlier of (a) a Listing of the Class A Common Shares, (b) a merger or consolidation of the Corporation with or into another entity, or the sale or other disposition of all or substantially all of the Corporation’s assets, (c) the date on which the Dealer Manager determines that Total Corporation-Level Underwriting Compensation paid in an Offering equals ten percent of the Gross Proceeds of such Offering, (d) the fourth anniversary of the last day of the month in which the Offering in which such Class T Common Shares were sold (excluding the Distribution Reinvestment Plan) terminates, and (e) the end of the month in which the Corporation or an agent of the Corporation determines that the total Distribution Fees paid with respect to the Class T Common Shares held by such Stockholder within such account equals 4.0% percent of the total gross offering price of such Class T Common Shares (not including Class T Common Shares sold pursuant to a Distribution Reinvestment Plan) or a lower limit, provided that, in the case of a lower limit, (i) the agreement between the Dealer Manager and the Soliciting Dealer in effect at the time Class T Common Shares were first issued to such account sets forth the lower limit and (ii) the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing.

SIXTH: The amendments to the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested by its Assistant Secretary on this 2nd day of August, 2017.

ATTEST:		COLE CREDIT PROPERTY TRUST V, INC.
/s/ Bianca Martinez	By:	/s/ Glenn J. Rufrano	(SEAL)
Name: Bianca Martinez		Name: Glenn J. Rufrano
Title: Assistant Secretary		Title: Chief Executive Officer and President